EXHIBIT 10.1

AK STEEL CORPORATION

EXECUTIVE MINIMUM AND SUPPLEMENTAL RETIREMENT PLAN

(as amended and restated as of October 18, 2007)

AK STEEL CORPORATION

EXECUTIVE MINIMUM AND SUPPLEMENTAL RETIREMENT PLAN

(as amended and restated as of October 18, 2007)

ARTICLE 1: INTRODUCTION AND PURPOSE

AK Steel Corporation hereby amends and restates the AK Steel Corporation Executive Minimum and Supplemental Retirement Plan (“Plan”), effective as of October 18, 2007. The purpose of the Plan is to aid the Company and its subsidiaries and affiliates in attracting and retaining key personnel.

The purpose of this amendment and restatement is to bring the Plan into compliance with the requirements of Section 409A of the Code and applicable Treasury Regulations thereunder (referred to collectively as “Section 409A”) and to make certain other changes to the Plan. The terms of the Plan shall be interpreted in such manner as to be in compliance with the requirements of Section 409A, including the grandfathering provisions thereof. With respect to Members whose Vesting Date occurred on or before December 31, 2004, such Members’ accrued benefits under the Prior Plan as of December 31, 2004 shall be grandfathered (within the meaning of Section 409A) and remain subject to the terms and conditions of the Prior Plan. This amendment and restatement is in no way intended to materially modify (within the meaning of the term “material modification” under Section 409A) the Prior Plan with respect to such Members’ grandfathered accrued benefits as of December 31, 2004.

The Plan is an unfunded deferred compensation arrangement maintained by the Company for the purpose of providing supplemental retirement benefits for a select group of management or highly compensated employees within the meaning of Section 201(2) and 301(a)(3) of the Employee Retirement Income Security Act of 1974, as amended. Any obligations under the Plan shall be the joint and several obligations of AK Steel Holding Corporation, the Company and each of their respective subsidiaries and affiliates.

ARTICLE 2: DEFINITIONS

As used in the Plan, the following terms, when capitalized, shall have the following meanings, except when otherwise indicated by the context:

2.1 “Administrator” means the Compensation Committee of the Board, or any successor Committee duly empowered by the Board.

2.2 “Average Monthly Earnings” means a Member’s average monthly earnings during the highest three (3) calculation years of the last ten (10) calculation years. For this purpose, earnings includes all compensation for services rendered, including base salary and any bonus under the AK Steel Corporation Annual Management Incentive Plan and any substitute or successor of such plan (“MIP”), provided however, if during any calculation year, a Member receives more than one bonus under the MIP, only such bonus of the highest amount shall be taken into account in that calculation year. Earnings shall also include any elective deferrals of base salary or any bonus under the MIP made with respect to any calendar year under the AK Steel Corporation Thrift Plan, the AK Steel Corporation Executive Deferred Compensation Plan, or under any plan established under section 125 of the Code. Compensation attributable to reimbursement of business or relocation expenses; Company contributions after 1991 to any Company-sponsored employee benefit plans established under sections 401(k) or 125 of the Code; any bonuses under the AK Steel Corporation Long-Term Performance Plan and any substitute or successor of such plan; and income under any stock option, restricted stock or phantom stock plan, shall be disregarded. The term “calculation years” means fiscal years measured by the twelve (12) consecutive calendar months ending with the last day of the month coincident with or immediately preceding the date of a Member’s Termination Date.

2.3 “Benefit” means the amount determined under Article 6 of the Plan, or under Article 6 of the Prior Plan where indicated by the context.

2.4 “Benefit Commencement Date” means the date on which a Member’s Benefit becomes payable in accordance with the provisions of Section 8.1.

2.5 “Board” means the Board of Directors of AK Steel Holding Corporation or any successor thereto, as the same shall be constituted from time to time.

2.6 “Change of Control” has the same meaning under this Plan as under the Trust Agreement for the AK Steel Corporation Non-Qualified Supplemental Retirement Plans.

2.7 “Chief Executive Officer” means the Chief Executive Officer of the Company.

2.8 “Code” means the Internal Revenue Code of 1986, as amended.

2.9 “Company” means AK Steel Corporation and any successor to all or substantially all of the assets or business of AK Steel Corporation.

2.10 “Effective Date” means October 18, 2007.

2.11 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.12 “Grandfathered Average Monthly Earnings” means, with respect to any Member as of November 25, 2003 whose Vesting Date had not occurred prior to such date, the greater of:

(a) his Average Monthly Earnings as determined under Section 2.2 with respect to all calculation years; or

(b) his Average Monthly Earnings under the Prior Plan determined immediately before November 25, 2003, times the lesser of:

(1)	the percentage obtained by dividing his Service as of November 25, 2003 by 10; or

(2)	the percentage obtained by dividing his Officer Service as of November 25, 2003 by 5.

2.13 “Grandfathered Benefit” means, with respect to any Member whose Vesting Date occurred prior to November 25, 2003, his Benefit under the Prior Plan determined immediately before such date.

2.14 “Key Management Member” means any key manager of the Company who was a Member as defined under the terms of the Prior Plan as in effect immediately before November 25, 2003.

2.15 “Key Management Service” means a Key Management Member’s service as a key manager of the Company as identified by the Chief Executive Officer and approved by the Administrator.

2.16 “Member” means any officer of the Company who is selected by the Chief Executive Officer and who is approved by the Administrator to be a participant eligible for benefits under this Plan. The term “Member” as used in Articles 9 and 10 shall also include “Key Management Member” as indicated by the context.

2.17 “NCPP” means the AK Steel Corporation Noncontributory Pension Plan as amended (excluding the RAPP component of such plan), and any predecessor, substitute or successor Qualified DB Plan.

2.18 “Officer Service” means a Member’s Service as an officer of the Company.

2.19 “Prior Plan” means the AK Steel Corporation Executive Minimum and Supplemental Retirement Plan as in effect immediately prior to the Effective Date.

2.20 “Qualified DB Plan” means any tax-qualified defined benefit pension plan in which a Member has an accrued benefit as of his or her Termination Date including the NCPP and the RAPP, or any other tax-qualified defined benefit pension plan sponsored by the Company or by any previous employer of any Member.

2.21 “Qualified DC Plan” means any tax-qualified defined contribution plan offered instead of a Qualified DB Plan as determined by the Administrator. For purposes of this definition, however, the AK Steel Corporation Thrift Plan A and any predecessor, substitute or successor thrift plan shall not be deemed to be a Qualified DC Plan.

2.22 “Qualified Plan” means any Qualified DB Plan and any Qualified DC Plan.

2.23 “RAPP” means the AK Steel Corporation Retirement Accumulation Pension Plan, a component plan of the NCPP.

2.24 “Service” means years of employment with the Company, including years of employment with Armco Steel Company, L.P. or Armco Inc. and including years of employment with any other predecessor organization approved by the Administrator.

2.25 “Spouse” means the person to whom a Member is married at the time payment of the Member’s Benefit is to commence under the Plan.

2.26 “Termination Date” means the date on which a Member completely separates from service with the Company for any reason, including death.

2.27 “Trust” means the trust established pursuant to the Trust Agreement for the AK Steel Corporation Non-Qualified Supplemental Retirement Plans dated February 21, 1997, as amended, and any successor or replacement trust for such trust.

2.28 “Unlimited NCPP Benefit” means for any Member who, as of his Termination Date, is entitled to a vested accrued benefit under the NCPP, the Member’s vested accrued benefit under the NCPP, determined without regard to the limitations under sections 401(a)(17) and 415 of the Code (or any substitute or similar provision limiting benefits permitted under the NCPP) and based upon his earnings used for purposes of determining Average Monthly Earnings under Section 2.2.

2.29 “Vesting Date” means the date on which a Member first becomes entitled to a nonforfeitable right to all or any portion of his Benefit in accordance with the provisions of Article 7. The term “Vesting Date” with respect to a Key Management Member has the same meaning under this Plan as under the Prior Plan.

ARTICLE 3: ADMINISTRATION OF THE PLAN

This Plan shall be administered by the Administrator or its delegate as the Administrator may designate from time to time. Except as otherwise provided herein, it is intended that the Administrator (or such delegate) shall have full discretion to interpret the Plan’s terms and to resolve claims which may arise under the Plan.

ARTICLE 4: SOURCE OF BENEFITS

4.1	Source of Benefits

The Company may pay benefits due under the terms of this Plan directly from its assets or from assets held in the Trust. All assets held by the Trust shall at all times be assets of the Company. The benefits payable under this Plan shall be unfunded for all purposes of the Code and ERISA.

4.2	Assets of the Company

Nothing contained in this Plan shall give or be deemed to give any Member or any other person any interest in any property of the Trust or of the Company or any right except to receive such payments as are expressly provided hereunder.

4.3	Liability of Officers and Directors

No current or former employee, officer or director of AK Steel Holding Corporation or the Company shall be personally liable to any Member or other person under any provision of this Plan.

4.4	Funding upon Change of Control

In the event of a Change of Control, the Company shall fully fund all benefits then accrued under this Plan by transferring sufficient assets to the trustee of the Trust in cash or in kind, provided, however, that such transfer shall not be made during any “Restricted Period” as defined in Section 409A(b)(3) of the Code or if prohibited by applicable law. Such funding obligation may be secured by an irrevocable letter of credit issued to the trustee of the Trust by such bank or other lending institution as approved by the Administrator.

ARTICLE 5: ELIGIBILITY AND PARTICIPATION

5.1	Participation

Except to the extent that Key Management Members may be entitled to a Benefit under this Plan due to their participation in the Prior Plan as in effect immediately before November 25, 2003, participation in this Plan shall be limited to officers of the Company who have been selected by the Chairman and approved from time to time by the Administrator. Participation shall commence at such time as the Administrator determines after the selected officer enters into any agreements with the Company as the Administrator may require as a condition to participation in this Plan, and provides to the Administrator any documents or other information required by the Administrator, including but not limited to information relating to the officer’s participation in any Qualified Plan.

5.2	Removal

The Board may remove any Member or Key Management Member from participation in this Plan. With respect to any removed Member or Key Management Member who has attained his Vesting Date, such removal shall not directly or indirectly deprive such Member or Key Management Member of all or any portion of his Benefit or any right to receive his Benefit under the terms of the Plan as in effect immediately before such removal.

5.3	Notification

The Company shall notify in writing those employees selected as Members pursuant to Section 5.1 of their Member status and shall notify in writing any Member or Key Management Member removed from membership pursuant to Section 5.2.

ARTICLE 6: BENEFITS

6.1	Benefit Defined

(a)	A Member’s accrued benefit under this Plan is the Member’s Regular Benefit as defined in Section 6.2, reduced as provided in Section 6.4. Except as otherwise provided under the Plan, no Benefit shall be payable under this Plan if a Member’s employment with the Company terminates for any reason prior to his Vesting Date.

(b)	With respect to a Key Management Member who attained his Vesting Date under the Prior Plan before November 25, 2003, his accrued benefit under this Plan shall be his Benefit under the terms of the Prior Plan (after offset for other pensions as provided therein) determined immediately before November 25, 2003. With respect to a Key Management Member who had not attained his Vesting Date under the Prior Plan before November 25, 2003, his accrued benefit under this Plan shall be his Regular Benefit under the terms of the Prior Plan (after offset for other pensions as provided therein) determined immediately before November 25, 2003, times the lesser of:

(1)	the percentage obtained by dividing his Service as of November 25, 2003 by 10; or

(2)	the percentage obtained by dividing his Key Management Service as of November 25, 2003 by 5.

The Benefit of any Key Management Member as determined above shall not increase after November 25, 2003, and shall not be payable under this Plan if such Key Management Member’s employment with the Company terminates for any reason prior to his Vesting Date.

6.2	Regular Benefit

(a)	Except as provided in (b) and (c) below, a Member’s Regular Benefit is a monthly payment for the Member’s lifetime, commencing on the first day of the month coinciding with or next following the later of the Member’s 60th birthday or the Member’s Termination Date and payable in the form provided in Section 8.1, which is in an amount equal to the greater of:

(1)	in the case of a Member hired by the Company prior to January 1, 1992, his Unlimited NCPP Benefit; or

(2)	except as otherwise provided in any other agreement between the Company and a Member and approved by the Administrator, 50% of the greater of the Member’s Average Monthly Earnings or his Grandfathered Average Monthly Earnings.

(b)	With respect to any Member whose Vesting Date occurred prior to November 25, 2003, his Regular Benefit shall be the greater of his Grandfathered Benefit or the amount determined in (a) above.

(c)	With respect to any Member who has not attained age 60 as of his Termination Date and whose Termination Date occurs on or after the effective date of a Change of Control, such Member’s Regular Benefit shall be determined under (a) above as though the Member had attained age 60 immediately before his Termination Date and shall not be reduced for early commencement as otherwise provided in Section 6.3.

6.3	Early Retirement Benefit

A Member whose employment with the Company terminates after he has attained his Vesting Date but before he has attained age 60 shall be entitled to an Early Retirement Benefit equal to his Regular Benefit provided in Section 6.2 reduced to its actuarial equivalent based on his age as of his Benefit Commencement Date using the actuarial assumptions specified in Exhibit A – Schedule A-2 of the NCPP.

6.4	Offset for Other Pensions

A Member’s Benefit shall be reduced as of the Member’s Benefit Commencement Date by: (a) any accrued benefit under any employer-provided Qualified DB Plan, actuarially adjusted under the terms of the Qualified DB Plan as if the benefit under the Qualified DB Plan commenced at the same time as the Member’s Benefit; and (b) the actuarial equivalent, determined under the assumptions set forth in Section 8.2 of this Plan, of any employer-provided vested benefits accumulated under any Qualified DC Plan.

6.5	Non-Duplication

A Member shall not be eligible for benefits under any other non-qualified supplemental retirement benefit plan maintained by the Company for the purpose of providing benefits not permitted to be paid under any Qualified DB Plan. Nothing herein shall prohibit participation by any Member in the AK Steel Corporation Executive Deferred Compensation Plan or the AK Steel Corporation Supplemental Thrift Plan.

ARTICLE 7: VESTING

7.1	Vesting Schedule

(a)	Except as otherwise provided in this Article 7, a Member who has completed at least five (5) years of Officer Service while a Member shall have a nonforfeitable right to a percentage of his Benefit based on his total Years of Service pursuant to the following schedule:

Years of Service	Nonforfeitable Percentage
Less than 5	0%
5	50%
6	60%
7	70%
8	80%
9	90%
10	100%

(b)	With respect to any Key Management Member who becomes a Member in accordance with Section 5.1, his Officer Service shall be considered Key Management Service in determining his Vesting Date as a Key Management Member under the Prior Plan.

7.2	Disability

A Member who becomes “Permanently Disabled” while employed by the Company shall have a nonforfeitable right to 100% of his Benefit as of the date on which he is determined to be Permanently Disabled, provided he has completed at least five (5) years of Service as of such date. The term “Permanently Disabled” shall have the same meaning under this Plan as under the NCPP or the RAPP, as applicable.

7.3	Death

The designated beneficiary of a Member who dies while employed by the Company shall have a nonforfeitable right to 100% of his Benefit as of his date of death, provided he has completed at least five (5) years of Service as of such date.

7.4	Change of Control

A Member shall have a nonforfeitable right to 100% of his Benefit as of the effective date of any Change of Control which occurs while he is employed by the Company.

ARTICLE 8: PAYMENT

8.1	Payment of Benefits

(a)	Except as otherwise provided in (b) below and in Sections 8.3 and 10.4, a Member’s vested Benefit shall be paid to the Member, or in the case of a Member’s death, to his designated beneficiary, in a single lump sum payment determined in accordance with Section 8.2, as soon as administratively feasible after his Termination Date, but no later than 30 days after such date.

(b)

With respect to a Member who has achieved his Vesting Date and whose Termination Date occurs before he attains age 55, his vested Benefit shall be paid to the Member, or in the event of his death prior to such payment, to his designated beneficiary, as soon as administratively feasible after his 55th birthday (or his date of death, if sooner), but no later than 30 days after such date.

(c)	A Key Management Member’s Benefit shall be paid in accordance with the terms of the Prior Plan.

(d)	Any designation of beneficiary shall be made by the Member on an election form filed with the Administrator and may be changed by the Member at any time by filing another election form containing the revised instructions. If no beneficiary is designated or no designated beneficiary survives the Member, payment shall be made to his estate.

8.2	Lump-Sum Valuation

(a)	The lump-sum present value of a Member’s Benefit shall be the actuarial equivalent of his Benefit payable as a single life annuity as set forth in Section 6.2 or 6.3, as applicable.

(b)	Subject to the provisions of (c) below, the lump-sum present value of a Member’s Benefit shall be determined by the enrolled actuary for the NCPP based upon assumptions approved by the Administrator in its sole discretion. The assumptions may be changed at any time, and from time to time, but any change shall be valid only with respect to Termination Dates occurring twelve or more months after the change is approved.

(c)	Unless otherwise directed by the Administrator, the lump sum present value of a Member’s Benefit shall be calculated as of his Benefit Commencement Date based upon : (i) the 60-month average of the Pension Benefit Guaranty Corporation immediate annuity interest rate in effect during each of the 60 months preceding the month in which the Benefit Commencement Date occurs, (ii) the age of the Member, (iii) the 1984 Unisex Pension Table (UP84) and (iv) the equivalent of the amount otherwise payable as a lifetime annuity on the Member’s Benefit Commencement Date. In the case of a payment to the designated beneficiary of a deceased Member who had not attained age 55 at the time of his death, the lump sum present value shall be based on the Member’s age as of the Benefit Commencement Date of the actuarially reduced benefit that would have been payable to the Member at age 55. The lump sum present value of any Grandfathered Benefit shall be determined under the applicable provisions of the Prior Plan as in effect immediately prior to November 25, 2003.

8.3	Six-Month Waiting Period

Notwithstanding any provision of the Plan to the contrary, with respect to any Member or Key Management Member who on his Termination Date is deemed to be a “specified employee” within the meaning of Section 409A, his Benefit shall not be paid prior to the earlier of: (i) the expiration of the six-month period measured from the date of his “separation from service” (as defined in Section 409A) with the Company, or (ii) his death. Such Member or Key Management Member whose Benefit payment is so delayed shall be entitled to interest on the delayed payment for such six-month period (or shorter period as the case may be), accrued at the average prime rate in effect during such period of delay, which shall be added to his Benefit payable under the Plan. The average prime rate of interest for this purpose shall be the average over such period of the daily prime rate of interest published by the Fifth Third Bank, Cincinnati, Ohio or its successors.

ARTICLE 9: INTERPRETATION, AMENDMENT AND TERMINATION

9.1	Interpretation of the Plan

This document contains the terms of the Plan. However, the Administrator shall have, and the Board expressly reserves to itself and its designate, the broadest possible power to exercise its discretion to interpret the terms of this Plan and to resolve any question regarding any person’s rights under the Plan. Any such interpretation shall be final and binding upon a Member, the Member’s spouse and heirs and subject to review only in accordance with Section 9.2.

9.2	Claims Procedure

Any Member or other person questioning the rights of any person under the Plan shall submit such question in writing to the Administrator, or its designate, for resolution. No person shall have any claim or cause of action for any benefit under this Plan until the Administrator, or its designate, has responded to such written claim, which response shall not be unreasonably delayed. Except as to disputes described in Sections 10.2 and 10.4, it is the intent of the Company, and each Member agrees as a condition of membership, that any judicial review of any decision hereunder shall be limited to a determination of whether the Administrator, or its designate, acted arbitrarily or capriciously, and that any decision of the Administrator, or its designate shall be enforced unless the action taken is found by a court of competent jurisdiction to have been arbitrary or capricious. Disputes described in Sections 10.2 and 10.4 may be resolved by binding arbitration, if mutually agreed by the Member and the Administrator, or by litigation; and in either case such action may proceed without the necessity of exhausting any other remedies that may be available under this Plan.

9.3	Amendment or Termination of the Plan

The Board may, at any time, with or without notice to any person, amend or terminate this Plan. With respect to any Member who has attained his Vesting Date, and subject to Section 10.4, no such amendment or termination shall directly or indirectly deprive such Member of all or any portion of his vested Benefit or any right to receive his vested Benefit under the terms of the Plan as in effect immediately before such amendment or termination.

9.4	No Cause of Action

No Member shall have any right, claim or cause of action against any person or entity to appeal the denial of a benefit by the Administrator except as provided in Sections 9.1 and 9.2. In addition, no Member, and no person claiming by, through or on behalf of a Member, shall have any claim to or cause of action for any benefit under this Plan which might have been earned but for the amendment or termination of the Plan, or the termination of the Member’s employment or the removal of the Member from participation under this Plan.

ARTICLE 10: MISCELLANEOUS

10.1	Unsecured General Creditor

Any and all rights created under this Plan shall be unfunded and unsecured contractual rights of the Members against the Company. The Company’s obligation under this Plan shall be a mere promise by the Company to make the benefit payments described herein.

Members shall have no legal or equitable right, interest or other claim in any property or assets of the Company by reason of the establishment of this Plan.

10.2	Obligations to the Company

If a Member becomes entitled to a distribution of benefits under this Plan, and if at such time the Member has any outstanding debt, obligation or other liability representing an amount certain owed to the Company, then the Company may offset such amount against the amount of benefits otherwise distributable under the Plan. Such determination shall be made by the Administrator.

10.3	Assignability

No Member shall have any right to anticipate, alienate, assign, sell, transfer, pledge, encumber, attach, mortgage or otherwise hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder. No part of the amounts payable hereunder shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance, nor shall any person have any other claim to any benefit payable under this Plan as a result of a divorce or the Member’s, or any other person’s bankruptcy or insolvency.

10.4	Forfeiture

Notwithstanding any provision in the Plan to the contrary, any Member terminated for Cause shall forfeit all rights under this Plan. “Cause” means a willful engaging in gross misconduct demonstrably injurious to the Company. “Willful” means an act or omission in bad faith and without reasonable belief that such act or omission was in the best interests of the Company. Any such determination shall be made by the Board. Each Member shall be entitled to a statement of the facts alleged as a basis for the Board’s determination that a Member has been terminated for Cause and shall be permitted an opportunity to present, in person, for the Board’s consideration, in such manner as the Board shall direct, any facts or arguments on the Member’s behalf as the Member or his representative may determine.

10.5	Sale of Business

The sale as a going business of (i) the Company or (ii) substantially all of the assets of the Company shall not be a termination of Service for the purpose of establishing a Member’s right to receive benefits under this Plan.

10.6	Employment Not Guaranteed

The establishment of this Plan, a Member’s appointment as a Member of the Plan, any provision of this Plan, or any action taken hereunder, shall not be or be construed as a contract of employment for any definite term. The Company may take any action related to a Member’s employment without regard to the effect such action has or may have on a Member’s rights hereunder.

10.7	Construction

The captions to the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions. Words in the masculine gender include the feminine, and the singular includes the plural, and vice versa, unless qualified by the context.

10.8	Validity

In the event any provision of this Plan is found by a court of competent jurisdiction to be invalid, void or unenforceable, such provision shall be stricken and the remaining provisions shall continue in full force and effect.

10.9	Applicable Law

This Plan is subject to interpretation under federal law and, to the extent applicable, the law of the State of Ohio.

AK STEEL HOLDING CORPORATION
AK STEEL CORPORATION

By:	/s/ David C. Horn
David C. Horn,
Senior Vice President, General Counsel and Secretary

Adopted December 12, 1989

Amended and Restated January 1, 1994

Amended and Restated January 1, 1995

Amended and Restated January 1, 1996

Amended July 17, 1997

Amended September 18, 1997

Amended and Restated January 20, 2000

Amended and Restated November 25, 2003 (as corrected and superseded on March 4, 2004 retroactive to November 25, 2003)

Amended July 15, 2004

Amended and Restated October 18, 2007